As filed with the Securities and Exchange Commission on January 11, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SILICON GRAPHICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	94-2789662
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1140 E. Arques Avenue

Sunnyvale, California 94085

(650) 960-1980

(Address, Including Zip Code, and Telephone Number,

including Area Code, of Registrant’s Principal Executive Offices)

AMENDED AND RESTATED 1998 EMPLOYEE STOCK PURCHASE PLAN

AMENDED AND RESTATED 1996 SUPPLEMENTAL NON-EXECUTIVE EQUITY INCENTIVE PLAN

1993 LONG-TERM INCENTIVE STOCK PLAN

AMENDED AND RESTATED 1989 EMPLOYEE BENEFIT STOCK PLAN

AMENDED AND RESTATED 1985 STOCK INCENTIVE PROGRAM

(Full Title of Plans)

Barry Weinert

Vice President and General Counsel

Silicon Graphics, Inc.

1140 E. Arques Avenue

Sunnyvale, California 94085

(650) 960-1980

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Craig W. Adas

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

(650) 802-3000

EXPLANATORY STATEMENT: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed on Form S-8 (collectively, the “Registration Statements”):

1.	Registration Statement 333-112346 registering 12,000,000 shares of common stock for the Amended and Restated 1998 Employee Stock Purchase Plan;

2.	Registration Statement 333-100124 registering 4,000,540 shares of common stock for the 1998 Employee Stock Purchase Plan;

3.	Registration Statement 333-71628 registering 8,971,805 shares of common stock for the 1998 Employee Stock Purchase Plan and the Amended and Restated 1996 Supplemental Non-Executive Equity Incentive Plan;

4.	Registration Statement 333-48780 registering 10,811,885 shares of common stock for the 1998 Employee Stock Purchase Plan and the Amended and Restated 1996 Supplemental Non-Executive Equity Incentive Plan;

5.	Registration Statement 333-90263 registering 3,893,136 shares of common stock for the 1998 Employee Stock Purchase Plan;

6.	Registration Statement 333-76445 registering 13,000,000 shares of common stock for the 1998 Employee Stock Purchase Plan and the Amended and Restated 1996 Supplemental Non-Executive Equity Incentive Plan;

7.	Registration Statement 333-40849 registering 6,266,172 shares of common stock for the 1993 Long-Term Incentive Stock Plan;

8.	Registration Statement 333-08651 registering 6,033,106 shares of common stock for the 1993 Long-Term Incentive Stock Plan;

9.	Registration Statement 333-01211 registering 7,116,758 shares of common stock for the 1993 Long-Term Incentive Stock Plan and the 1996 Supplemental Non-Executive Equity Incentive Plan;

10.	Registration Statement 033-56017 registering 4,872,429 shares of common stock for the 1993 Long-Term Incentive Stock Plan;

11.	Registration Statement 033-51275 registering 2,302,555 shares of common stock for the 1993 Long-Term Incentive Stock Plan;

12.	Registration Statement 033-06403 registering 6,558,877 shares of common stock for the Amended and Restated 1989 Employee Benefit Stock Plan;

13.	Registration Statement 033-59098 registering 450,000 shares of common stock for the Amended and Restated 1985 Stock Incentive Program; and

14.	Registration Statement 033-48890 registering 2,300,000 shares of common stock for the Amended and Restated 1985 Stock Incentive Program.

On October 17, 2006 (the “Effective Date”), Silicon Graphics, Inc., a Delaware corporation (the “Company”) consummated the transactions contemplated by its First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as Modified (the “Plan”). In accordance with the Plan, the Company’s prior common stock, par value $0.001 per share (the “Common Stock”), has been canceled and is no longer outstanding.

As a result of the consummation of the transactions contemplated by the Plan, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertakings contained in such Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offerings, the Company is filing this Post-Effective Amendment to the Registration Statements to deregister all the shares of the Company’s Common Stock registered and reserved for issuance under such Registration Statements which remained unissued as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, State of California, on this 11th day of January, 2007.

SILICON GRAPHICS, INC.

By:	/s/ Dennis McKenna
Name:	Dennis McKenna
Title:	President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dennis P. McKenna Dennis P. McKenna	President, Chief Executive Officer and Director (Principal Executive Officer)	January 11, 2007

/s/ Kathy A. Lanterman Kathy A. Lanterman	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 11, 2007

/s/ Eugene I. Davis Eugene I. Davis	Director	January 11, 2007

/s/ Anthony Grillo Anthony Grillo	Director	January 11, 2007

/s/ Kevin D. Katari Kevin D. Katari	Chairman, Director	January 11, 2007

/s/ James A. McDivitt James A. McDivitt	Director	January 11, 2007

/s/ Chun Won Yi Chun Won Yi	Director	January 11, 2007